Exhibit 21.1

Subsidiaries

Reshape Lifesciences, Inc. (Delaware)

ReShape Lifesciences Netherlands B.V. (Netherlands)

ReShape Lifesciences Australia Pty Ltd (Australia)

ReShape Costa Rica Sociedad de Responsabilidad Limited (Costa Rica)